Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Galaxy Nutritional Foods, Inc.

at

$0.36 Per Share

by

Andromeda Acquisition Corp.,

a wholly owned subsidiary of

MW1 LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON MARCH 16, 2009, UNLESS THE OFFER IS EXTENDED.

February 13, 2009

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated February 13, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Andromeda Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of MW1 LLC, a Delaware limited liability company, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Galaxy Nutritional Foods, Inc., a Delaware corporation (the “Company”). Pursuant to the Offer, Purchaser will purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) at a price of $0.36 per share in cash and without interest thereon, on the terms and subject to the conditions of the Offer.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions of the Offer.

Your attention is directed to the following:

1. The offer price for the Offer is $0.36 per Share, in cash and without interest thereon (the “Offer Price”), on the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior the Expiration Date (as defined in the Offer to Purchase) a number of Shares that, when added to the number of Shares then owned by Purchaser represents at least 90% of the outstanding Shares as of the Expiration Date of the Offer. However, Purchaser intends to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer in the event that a number of Shares, together with any Shares then owned by Purchaser, representing at least 66.7% of the outstanding Shares of the Company as of the Expiration Date of the Offer have been validly tendered and not withdrawn. The Offer is also subject to other conditions described in Section 15 (Certain Conditions of the Offer) of the Offer to Purchase.

4. The Offer and withdrawal rights expire at 5:00 p.m., Eastern time, on March 16, 2009 (the “Expiration Date”), unless the Offer is extended by Purchaser, in which event the term Expiration Date shall mean the latest time at which the Offer, as so extended by Purchaser, will expire.

5. Any stock transfer taxes applicable to a sale of Shares pursuant to the Offer will be borne by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent (each as defined in the Offer to Purchase) on the purchase of Shares by Purchaser in the Offer. However, United States federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the enclosed instruction form. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

On the terms and subject to the conditions of the Offer, as promptly as practicable after the Expiration Date of the Offer, Purchaser will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer, (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) must be received by the Depositary for the Offer prior to the Expiration Date or (iii) the tendering shareholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.

Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF GALAXY NUTRITIONAL FOODS, INC.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase dated February 13, 2009 (the “Offer to Purchase”) and the Letter of Transmittal relating to shares of common stock, par value $0.01 per share (the “Shares”), of Galaxy Nutritional Foods, Inc., a Delaware corporation.

The undersigned hereby instructs you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Number of Shares to be Tendered*:                                  Shares

SIGN HERE

Signature(s):

Please Type or Print Name(s):

Please Type or Print Address(es):

Area Code and Telephone Number:

Taxpayer Identification Number: ____________________________________

*Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

Date: ___________________________

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